Exhibit 19.1
KKR PRIVATE EQUITY CONGLOMERATE LLC

POLICIES AND PROCEDURES FOR TRADING IN SECURITIES BY DIRECTORS, OFFICERS AND EMPLOYEES

I.GENERAL
These policies and procedures (this “Policy”) govern trading activity involving the public securities of KKR Private Equity Conglomerate LLC (the “Company”) by (i) directors (“Directors”) of the Company, (ii) persons who are officers (“Section 16 Officers”) of the Company for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) other officers (“Officers”) and employees of the Company, and (iv) employees and certain consultants of KKR & Co. Inc. and its affiliates (collectively, “KKR”) and KKR DAV Manager LLC(the “Manager”) and who (x) either perform an investment advisory function for the Company or have access to non-public information regarding the Company and (y) are subject to KKR’s supervision and control. This Policy also applies to any immediate family members of the foregoing who live in the same household with them or are financially dependent on them, as well as any account for which any such person exercises or has the right to exercise investment discretion. All individuals and accounts subject to the Policy are referred to as “covered persons.”
This Policy relates to any securities of the Company registered under the Exchange Act (which are referred to as “covered securities”). This Policy also relates to any transaction by a covered person involving covered securities, whether or not the transaction is a simple open-market trade on the New York Stock Exchange (if applicable). Also included, for example, are (i) the writing and exercise of put or call options on common shares, (ii) the acquisition of or disposition of restricted shares or other equity interests linked to common shares pursuant to an equity incentive plan, and (iii) gifts and estate planning transfers.
Reference is made to the section entitled “Insider Trading” (the “Trading Section”) in the Company’s Code of Business Conduct and Ethics (the “Code”), which set forth the Company’s prohibitions against the use or sharing of material, non-public information for personal benefit or the benefit of any related persons, and the KKR Code of Ethics (the “KKR Code”) and KKR’s Confidential Information and Inside Information Barrier Policies and Procedures (the “Confidentiality Policy”), which set forth KKR’s prohibitions against trading while aware of, or tipping, material, non-public information and describes KKR’s policies regarding confidentiality. For persons covered by this Policy, other than any Director of the Company who is an “independent director” (as such term is defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual) of the Company (“KKR Persons”), this Policy is meant to supplement, and not replace, the Code, the Trading Section of the KKR Code and the Confidentiality Policy and sets forth additional requirements.:
•Trading Policy for Covered Persons. All covered persons must comply with this Policy regarding their trading activity in covered securities. This Policy places restrictions on when trading may occur as well as the types of trading and the brokerage accounts through which trading may occur.
•Pre-Clearance Policy for Trustees, Directors and Section 16 Officers. The rules and regulations of the U.S. Securities and Exchange Commission with regard to the acquisition and disposition of covered securities are complex. Accordingly, to facilitate compliance, Trustees, Directors and Section 16 Officers must also comply with certain additional procedures set forth in this Policy.

If you have any questions about this Policy, please contact the General Counsel (the “General Counsel”) of the Company or the Manager’s Legal and Compliance Team at complianceny@kkr.com.
Trading
•Subject to the restrictions described throughout this Policy, the Code and the Confidentiality Policy, purchase of covered securities from, and sale of covered securities to, the Company will generally be permitted. However, the Manager’s Legal & Compliance team may determine, at any time, that transactions in covered securities by one or more covered persons must be suspended because of material nonpublic information concerning the Company or that any particular covered person personally is in possession of material nonpublic information about the Company. You will be notified by the Manager’s Legal & Compliance team if those events were to occur, but if, prior to receiving such notification, you believe that you possess material nonpublic information about the Company, then you may not trade in any covered securities. Unless you are a Director or Section 16 Officer, or you have been notified otherwise, you do not need to pre-clear any trades you wish to make.
•Subject to Section III below, this Policy does not apply to covered persons who are no longer a Director, officer, employee or consultant of the Company or KKR following their departure from the Company or KKR, as applicable.
Short-term Trading and Hedging
Engaging in short-term investment activities or “day-trading” of covered securities is not permitted. All purchases by covered persons in the open market must be held in such person’s account for a minimum of 60 calendar days after purchase.
Covered persons are not permitted to buy or sell puts, calls, options or similar common units-based derivative securities, including for hedging purposes, or to engage in “short-selling”. This Policy does not prohibit you from buying or selling exchange traded funds or other non-covered securities that are pre-approved under the KKR Code.
Method of Trading
Covered persons may not submit any trading orders that remain outstanding beyond the close of trading on the trading day on which they are entered if they are not filled. For example, good ‘til cancelled orders are prohibited. This means that you may enter a market order, limit order, stop loss or stop limit order only if it is a day order (i.e., the order, even if unfilled, will automatically expire at the close of trading on the trading day on which it is entered).
II.TRADING POLICY FOR OFFICERS AND EMPLOYEES
Trading Accounts
KKR Persons may only buy or sell covered securities through a personal securities account that is registered with the Manager’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically provided to the Compliance Department.
Immediate family members of KKR Persons who live in the same household with the covered person or are financially dependent on any covered person, as well as any account for which the covered person exercises or has the right to exercise investment discretion, may buy or sell covered securities only through a brokerage account that has been registered with the Manager’s Compliance Department and for which copies of brokerage statements and trading confirmations are automatically provided to the Compliance Department.
As a reminder, KKR is required to periodically collect securities account and transaction reports from all KKR Persons, which includes their immediate family members who live in the same household with them or are financially dependent on them and other persons for whom they exercise or have the right to exercise investment discretion, that contain specific information, including details on any securities held and the name of any broker, dealer or bank with which the covered person or related person maintains an account and any transactions that have occurred in these accounts since the last report. Please contact the Compliance Department or complianceny@kkr.com for more information.
10b5-1 Plan
Covered persons may establish a pre-existing written plan or arrangement complying with Rule 10b5-1 promulgated under the Exchange Act (a “Rule 10b5-1 plan”), pursuant to which a broker is given irrevocable instructions to buy or sell covered securities. Once a Rule 10b5-1 plan is established, the covered person may not provide any further instructions to the broker. Under a properly established 10b5-1 plan, trading by the broker may continue without pre-clearance from the Manager’s Legal & Compliance team.
Rule 10b5-1 plans may only be established at Fidelity. However, if a covered person is not permitted by Fidelity to buy covered securities in his or her Fidelity account, because he or she does not have a U.S. tax identification code, then he or she may establish a 10b5-1 plan with the one brokerage firm selected pursuant to procedures in the section “Trading Accounts” above.
III.PRE-CLEARANCE POLICY FOR DIRECTORS AND SECTION 16 OFFICERS
Pre-Clearance
Directors and Section 16 Officers are required to submit to the Manager’s Legal & Compliance team each proposed transaction in accordance with the approval process described below before the transaction is initiated. The following people are currently considered to be Section 16 Officers: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Secretary. The Manager’s Legal & Compliance team will notify any other person it determines to be a Section 16 Officer.
•The sole exception to this requirement is if the transaction is pursuant to a Rule 10b5-1 Plan that has been pre-cleared by the Manager’s Legal & Compliance team.
•This procedure shall apply during the period when a person is a Director or Section 16 Officer and for the first six months after the person is no longer a Director or Section 16 Officer. It also applies to transactions during the same period by a Director’s or Section 16 Officer’s immediate family members who live in the same household with them or are financially dependent on them, as well as any account for which any such person exercises or has the right to exercise investment discretion.
•It is the responsibility of each Director and Section 16 Officer (as well as each former Director and Section 16 Officer for a period of six months after leaving such position) to submit, in writing, a formal notification to the Manager’s Legal & Compliance team at least three (3) days in advance of any proposed transaction by the Director or Section 16 Officer, or by any of the other persons identified above.

•Each pre-clearance request must include (i) the proposed date of trade, (ii) a description of the proposed transaction, (iii) the number of covered securities to be traded and (iv) any other supporting documentation and certifications as the Manager’s Legal & Compliance team may require in connection with the evaluation of such request. Such request must be emailed to the Manager’s Legal & Compliance team. Before the transaction is actually consummated, there must be an email or other written confirmation from the Manager’s Legal & Compliance team to confirm that the transaction is approved.
•If approval is granted, a transaction may only be made within the monthly subscription period in which the date of approval occurs, unless you are notified otherwise or you become aware of material, nonpublic information.
•The Manager’s Legal & Compliance team may revoke any clearance previously granted if they subsequently determine that a Director or Section 16 Officer is in possession of material non-public information about the Company or such transaction would result in a violation of law.
•If the transaction is not approved or approval for such transaction has been revoked, then the proposed transaction may not be conducted.
Section 16 Liability and Reporting. Most transactions must be reported to the U.S. Securities and Exchange Commission within 2 business days of the transaction date. Director and Section 16 Officers must notify the Manager’s Legal & Compliance team of the transaction details no later than the close of trading on the date the transaction was executed in order for the Company to assist such persons with the preparation and filing of such reports. Such person may ask his or her broker to provide this information, but he or she is responsible for ensuring that the broker does so timely. If any Director or Section 16 Officer buys and sells (or sells and buys) covered securities within any 6-month period, subject to certain exceptions, he or she may be subject to short-swing trading profit disgorgement. For information on Section 16 short-swing profit recovery, please contact the Manager’s Legal & Compliance team.
Rule 144. Directors and certain Section 16 Officers who are considered affiliates of the Company under applicable securities laws must comply to the extent required under Rule 144 of the U.S. Securities Act of 1933, as amended, when selling covered securities in the open market, including but not limited to filing a Form 144 before sale. Please contact the Manager’s Legal & Compliance team for more information about Rule 144.
IV.ANNUAL CERTIFICATION
All covered persons will be required to certify periodically that they have read and complied with this Policy.
V.EXCEPTIONS
Any exception to this Policy requires the prior written approval of the General Counsel and/or the Manager’s Legal & Compliance team, as applicable.